Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 18, 2019, with respect to the consolidated financial statements of Cerecor Inc. included in the Proxy Statement of Aevi Genomic Medicine, Inc. that is made a part of the Registration Statement (Form S-4)  and related Prospectus of Cerecor Inc. dated December 20, 2019 for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Baltimore, Maryland

December 20, 2019